Filed Pursuant to Rule 433

Registration Statement No. 333-196220-02

Dated September 8, 2014

PECO Energy Company

$300,000,000 First and Refunding Mortgage Bonds, 4.150% Series Due 2044

Pricing Term Sheet

Issuer:	PECO Energy Company
Ratings:	A- (S&P); A (Fitch)
Securities:	First and Refunding Mortgage Bonds
Settlement Date:	September 15, 2014 (T+5)
Principal Amount:	$300,000,000
Maturity:	October 1, 2044
Coupon:	4.150%
Benchmark Treasury:	3.375% due May 15, 2044
Benchmark Treasury Price and Yield:	102-30; 3.220%
Spread to Benchmark Treasury:	95 basis points
Yield to Maturity:	4.170%
Offering Price:	99.657%
Interest Payment Dates:	April 1 and October 1 of each year, commencing April 1, 2015
Redemption Provisions:

At any time prior to April 1, 2044, at the greater of (i) 100% of the principal amount of the bonds to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (excluding interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury rate plus 15 basis points, plus, in each case accrued interest to the redemption date

At any time on or after April 1, 2044, at 100% of the principal amount, plus accrued interest to the redemption date

CUSIP:	693304 AS6
Joint Book Running Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. RBS Securities Inc.
BNY Mellon Capital Markets, LLC TD Securities (USA) LLC
Senior Co-Manager:	PNC Capital Markets LLC
Co-Managers:	CastleOak Securities, L.P. Mischler Financial Group, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. at 1-877- 649-6848, Mizuho Securities USA Inc. at 1-866-271-7403 and RBS Securities Inc. at 1-866-884-2071.